CARMAX REPORTS RECORD QUARTERLY RESULTS

Richmond, Va., June 20, 2014 – CarMax, Inc. (NYSE:KMX) today reported record results for the first quarter ended May 31, 2014.

▪	Net sales and operating revenues increased 13.3% to $3.75 billion.

▪	Used unit sales in comparable stores increased 3.4%.

▪	Total used unit sales rose 9.8%.

▪	Total wholesale unit sales increased 9.9%.

▪	CarMax Auto Finance (CAF) income increased 8.7% to $94.6 million.

▪	Net earnings grew 15.7% to $169.7 million. Net earnings per diluted share rose 18.8% to $0.76.

“We had another great quarter, hitting an all-time record level of quarterly sales and earnings,” said Tom Folliard, president and chief executive officer.  “The improvement was broad-based, with contributions from our retail and wholesale operations, as well as from CAF.”

First Quarter Business Performance Review

Sales.  Total used vehicle unit sales grew 9.8% and comparable store used unit sales grew 3.4% versus the prior year’s first quarter.  This growth was on top of increases of 22.1% in total used units and 16.7% in comparable store used units in last year’s first quarter.  This year’s comparable store used unit sales growth was driven by improved customer traffic.  The percentage of retail vehicles financed by third-party subprime providers (those who purchase financings at a discount), combined with those financed under the previously announced CAF loan origination test, declined from 21.3% in the first quarter of fiscal 2014 to 16.1% in this year’s first quarter.

Wholesale vehicle unit sales grew 9.9% versus the first quarter of fiscal 2014.  Wholesale unit sales benefited from increased appraisal traffic and a stronger wholesale vehicle buy rate, as well as the addition of new stores.

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Other sales and revenues increased 13.0% year-over-year.  Extended protection plan revenues (which includes extended service plan (ESP) and guaranteed asset protection revenues) declined $0.9 million versus the prior year level reflecting an increase in the cancellation reserves for the underlying products and a modest reduction in the ESP penetration rate, partially offset by the growth in total retail sales.  Net third-party finance fees improved $8.6 million versus last year’s first quarter primarily due to the reduction in the percentage of sales financed by third-party subprime providers.

Gross Profit.  Total gross profit increased 12.0% to $501.7 million.  Used vehicle gross profit rose 9.9%, driven by the increase in total used unit sales, while used vehicle gross profit per unit remained comparable with the prior year period.  Wholesale vehicle gross profit increased 17.5% versus the prior year’s quarter, reflecting the combination of the 9.9% increase in wholesale unit sales and an improvement in wholesale vehicle gross profit per unit, which rose 6.8% or $67 per unit.  Strong industry wholesale pricing contributed to the strong wholesale gross profit per unit.  Other gross profit rose 13.4%, reflecting the improvement in net third-party finance fees.

SG&A.  Selling, general and administrative expenses increased 8.0% to $313.4 million, primarily reflecting the 14.4% increase in our store base since the beginning of last year’s first quarter (representing the addition of 17 stores).  The SG&A expense benefited from a $6.5 million decrease in share-based compensation expense compared with the first quarter of fiscal 2014.  SG&A per retail unit declined $39 to $2,047.

CarMax Auto Finance.(1)  CAF income increased 8.7% to $94.6 million, driven by an increase in average managed receivables, partly offset by a lower total interest margin.  Average managed receivables grew 20.1% to $7.39 billion as CAF loan originations have grown in recent years.  The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 6.7% of average managed receivables in the current quarter from 7.2% in last year’s first quarter.

We continued our test to originate loans for customers who typically would be financed by our third-party subprime providers.  During the first quarter of fiscal 2015, we originated $20.5 million of loans in this test, representing 0.8% of retail unit sales.  As of May 31, 2014, a total of $29.6 million of loans had been originated in this test.

Superstore Openings.  During the first quarter of fiscal 2015, we opened four stores, including three stores in new markets (Rochester, New York; Dothan, Alabama; and Spokane, Washington) and one in an existing market (Harrisburg/Lancaster, Pennsylvania).   Subsequent to the end of the quarter, we opened our first store in the Madison, Wisconsin market.

Share Repurchase Program.  During the first quarter, we repurchased 3.8 million shares of common stock for $174.1 million pursuant to our share repurchase program.  As of May 31, 2014, we had $1.11 billion remaining available for repurchase under the program.

(1)Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information

Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2014	2013	Change
Used vehicle sales	$3,060.3	$2,701.8	13.3%
New vehicle sales	69.8	52.4	33.1%
Wholesale vehicle sales	545.2	490.7	11.1%
Other sales and revenues:
Extended protection plan revenues	63.7	64.6	(1.4)%
Service department sales	28.3	27.4	3.5%
Third-party finance fees, net	(17.2)	(25.8)	33.2%
Total other sales and revenues	74.8	66.2	13.0%
Total net sales and operating revenues	$3,750.2	$3,311.1	13.3%

Unit Sales

	Three Months Ended May 31
	2014	2013	% Change
Used vehicles	150,528	137,154	9.8%
New vehicles	2,597	1,949	33.2%
Wholesale vehicles	97,098	88,356	9.9%

Average Selling Prices

	Three Months Ended May 31
	2014	2013	% Change
Used vehicles	$20,173	$19,540	3.2%
New vehicles	$26,761	$26,788	(0.1)%
Wholesale vehicles	$5,450	$5,388	1.2%

Vehicle Sales Changes

	Three Months Ended May 31
	2014	2013
Used vehicle units	9.8%	22.1%
Used vehicle revenues	13.3%	23.5%

Wholesale vehicle units	9.9%	5.8%
Wholesale vehicle revenues	11.1%	4.9%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2014	2013
Used vehicle units	3.4%	16.7%
Used vehicle revenues	6.6%	18.1%

 (1)Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both applicable periods.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2014	% (1)	2013	% (1)
Net sales and operating revenues	$3,750.2	100.0	$3,311.1	100.0
Gross profit	$501.7	13.4	$448.1	13.5
CarMax Auto Finance income	$94.6	2.5	$87.0	2.6
Selling, general, and administrative
expenses	$313.4	8.4	$290.2	8.8
Interest expense	$7.6	0.2	$7.9	0.2
Earnings before income taxes	$275.0	7.3	$237.3	7.2
Net earnings	$169.7	4.5	$146.7	4.4

(1)Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended May 31
(In millions)	2014	2013	Change
Used vehicle gross profit	$334.1	$303.9	9.9%
New vehicle gross profit	1.8	1.1	71.4%
Wholesale vehicle gross profit	101.6	86.5	17.5%
Other gross profit	64.2	56.6	13.4%
Total	$501.7	$448.1	12.0%

Gross Profit per Unit

	Three Months Ended May 31
	2014		2013
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,220	10.9	$2,216	11.2
New vehicle gross profit	$709	2.6	$551	2.0
Wholesale vehicle gross profit	$1,046	18.6	$979	17.6
Other gross profit	$419	85.8	$407	85.5
Total gross profit	$3,277	13.4	$3,221	13.5

(1)Calculated as category gross profit divided by each category’s respective units sold, except the other and total categories, which are calculated by dividing their respective gross profit by total retail units sold.

(2)Calculated as a percentage of its respective sales or revenue.

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SG&A Expenses

	Three Months Ended May 31
(In millions)	2014	2013	Change
Compensation and benefits (1)	$178.9	$172.1	4.0%
Store occupancy costs	58.3	52.5	11.0%
Advertising expense	30.7	27.1	13.3%
Other overhead costs (2)	45.5	38.5	18.2%
Total SG&A expenses	$313.4	$290.2	8.0%
SG&A per retail unit	$2,047	$2,086	$(39)

(1)Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2014	% (1)	2013	% (1)
Interest margin:
Interest and fee income	$147.0	8.0	$133.5	8.7
Interest expense	(23.1)	(1.2)	(22.8)	(1.5)
Total interest margin	123.9	6.7	110.7	7.2
Provision for loan losses	(15.8)	(0.9)	(11.3)	(0.7)
Total interest margin after provision
for loan losses	108.1	5.8	99.4	6.5
Total direct expenses	(13.5)	(0.7)	(12.4)	(0.8)
CarMax Auto Finance income	$94.6	5.1	$87.0	5.7

Total average managed receivables	$7,390.1		$6,152.5
Net loans originated	$1,236.3		$1,120.2
Net CAF penetration rate	41.3%		41.5%
Weighted average contract rate	7.2%		7.0%

Ending allowance for loan losses	$75.4		$60.9

Warehouse facility information:
Ending funded receivables	$964.0		$941.0
Ending unused capacity	$836.0		$759.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2014	2013	Change
Net earnings	$169.7	$146.7	15.7%
Diluted weighted average shares outstanding	223.6	228.6	(2.2)%
Net earnings per diluted share	$0.76	$0.64	18.8%

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Planned Superstore Openings

We currently plan to open the following superstores within 12 months from May 31, 2014:

Location	Television Market	Market Status	Planned Opening Date
Madison, Wisconsin (1)	Madison	New	Q2 Fiscal 2015
Fort Worth, Texas	Dallas	Existing	Q2 Fiscal 2015
Lynchburg, Virginia	Roanoke/Lynchburg	New	Q2 Fiscal 2015
Milwaukie, Oregon	Portland	New	Q2 Fiscal 2015
Beaverton, Oregon	Portland	New	Q3 Fiscal 2015
Saltillo, Mississippi	Tupelo	New	Q3 Fiscal 2015
Reno, Nevada	Reno	New	Q3 Fiscal 2015
Raleigh, North Carolina	Raleigh	Existing	Q3 Fiscal 2015
Warrensville Heights, Ohio	Cleveland	New	Q4 Fiscal 2015
Brooklyn Park, Minnesota	Minneapolis/St Paul	New	Q1 Fiscal 2016
Parker, Colorado	Denver	Existing	Q1 Fiscal 2016
Sicklerville, New Jersey	Philadelphia	Existing	Q1 Fiscal 2016
Gainesville, Florida	Gainesville	New	Q1 Fiscal 2016

(1)Opened in June 2014.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.  We currently estimate total capital expenditures will be approximately

$325 million in fiscal 2015.  We plan to open 13 superstores in fiscal 2015 and between 10 and 15 superstores in each of the following two fiscal years.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 20, 2014.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 53258654.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com through September 22, 2014.  A telephone replay also will be available through June 27, 2014, and may be accessed by dialing
1-855-859-2056 (international callers dial 1‑404‑537‑3406).  The conference I.D. for both domestic and international callers is 53258654.

Second Quarter Fiscal 2015 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2014, on Tuesday, September 23, 2014, before the opening of trading on the New York Stock Exchange.  We plan to host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in September 2014.

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About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for ten consecutive years, is the nation’s largest retailer of used vehicles.  Headquartered in Richmond, Va., CarMax currently operates 136 used car superstores in 68 markets.  The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service.  During the fiscal year ended February 28, 2014, the company retailed 526,929 used vehicles and sold 342,576 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•	Changes in consumer credit availability provided by our third-party financing providers.
•	Events that damage our reputation or harm the perception of the quality of our brand.
•	Our inability to recruit, develop and retain associates and maintain positive associate relations.
•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.
•	Significant changes in prices of new and used vehicles.
•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The failure of key information systems.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•

The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.
•	The occurrence of severe weather events.
•	Factors related to the geographic concentration of our superstores.

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For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2014, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391.  We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (855) 887-2915

Catherine Gryp, Manager, Public Relations, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2014	% (1)	2013	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,060,341	81.6	$2,701,755	81.6
New vehicle sales	69,789	1.9	52,427	1.6
Wholesale vehicle sales	545,245	14.5	490,659	14.8
Other sales and revenues	74,821	2.0	66,216	2.0
NET SALES AND OPERATING REVENUES	3,750,196	100.0	3,311,057	100.0
Cost of sales	3,248,465	86.6	2,862,961	86.5
GROSS PROFIT	501,731	13.4	448,096	13.5
CARMAX AUTO FINANCE INCOME	94,615	2.5	87,019	2.6

Selling, general and administrative expenses	313,446	8.4	290,189	8.8
Interest expense	7,601	0.2	7,878	0.2
Other (expense) income	(277)	―	241	―
Earnings before income taxes	275,022	7.3	237,289	7.2
Income tax provision	105,369	2.8	90,638	2.7
NET EARNINGS	$169,653	4.5	$146,651	4.4
WEIGHTED AVERAGE COMMON SHARES:
Basic	220,268		224,618
Diluted	223,632		228,552
NET EARNINGS PER SHARE:
Basic	$0.77		$0.65
Diluted	$0.76		$0.64

(1)Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)		(Unaudited)
	May 31	February 28	May 31
(In thousands except share data)	2014	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$532,191	$627,901	$725,267
Restricted cash from collections on auto loan receivables	290,653	259,299	240,715
Accounts receivable, net	97,810	79,923	70,452
Inventory	1,681,800	1,641,424	1,398,200
Deferred income taxes	8,080	7,866	4,737
Other current assets	26,202	26,811	15,402
TOTAL CURRENT ASSETS	2,636,736	2,643,224	2,454,773
Auto loan receivables, net	7,547,665	7,147,848	6,310,446
Property and equipment, net	1,696,940	1,652,977	1,444,128
Deferred income taxes	150,905	152,199	138,158
Other assets	116,714	110,909	102,949
TOTAL ASSETS	$12,148,960	$11,707,157	$10,450,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$433,115	$427,492	$316,640
Accrued expenses and other current liabilities	159,298	202,588	109,714
Accrued income taxes	94,816	2,438	58,965
Short-term debt	1,242	582	972
Current portion of finance and capital lease obligations	19,715	18,459	16,830
Current portion of non-recourse notes payable	253,972	223,938	207,113
TOTAL CURRENT LIABILITIES	962,158	875,497	710,234
Finance and capital lease obligations, excluding current portion	315,762	315,925	332,965
Non-recourse notes payable, excluding current portion	7,373,003	7,024,506	6,160,242
Other liabilities	168,665	174,232	171,631
TOTAL LIABILITIES	8,819,588	8,390,160	7,375,072

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized;
218,483,173 and 221,685,984 shares issued and outstanding
as of May 31, 2014 and February 28, 2014, respectively	109,242	110,843	112,073
Capital in excess of par value	1,036,197	1,038,209	990,778
Accumulated other comprehensive loss	(45,776)	(46,271)	(57,510)
Retained earnings	2,229,709	2,214,216	2,030,041
TOTAL SHAREHOLDERS’ EQUITY	3,329,372	3,316,997	3,075,382
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,148,960	$11,707,157	$10,450,454

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2014		2013
OPERATING ACTIVITIES:
Net earnings	$169,653		$146,651
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	27,343		24,335
Share-based compensation expense	15,388		22,941
Provision for loan losses	15,847		11,299
Provision for cancellation reserves	21,118		9,123
Deferred income tax provision	771		6,695
Loss (gain) on disposition of assets and other	424	–	(178)
Net (increase) decrease in:
Accounts receivable, net	(17,887)		21,509
Inventory	(40,376)		119,613
Other current assets	664		7,293
Auto loan receivables, net	(415,664)		(425,827)
Other assets	3,467		(2,592)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	40,424		533
Other liabilities	(30,252)		(18,974)
NET CASH USED IN OPERATING ACTIVITIES	(209,080)		(77,579)
INVESTING ACTIVITIES:
Capital expenditures	(53,709)		(42,045)
Proceeds from sales of assets	―		4,610
Increase in restricted cash from collections on auto loan receivables	(31,354)		(16,428)
Increase in restricted cash in reserve accounts	(3,259)		(2,812)
Release of restricted cash from reserve accounts	4		10,011
(Purchases) sales of money market securities, net	(3,035)		1,313
Purchases of trading securities	(2,798)		(1,161)
Sales of trading securities	32		―
NET CASH USED IN INVESTING ACTIVITIES	(94,119)		(46,512)
FINANCING ACTIVITIES:
Increase in short-term debt, net	660		617
Payments on finance and capital lease obligations	(4,204)		(3,796)
Issuances of non-recourse notes payable	1,897,000		1,774,000
Payments on non-recourse notes payable	(1,518,469)		(1,261,735)
Repurchase and retirement of common stock	(171,924)		(130,215)
Equity issuances, net	120		11,204
Excess tax benefits from share-based payment arrangements	4,306		9,919
NET CASH PROVIDED BY FINANCING ACTIVITIES	207,489		399,994
(Decrease) increase in cash and cash equivalents	(95,710)		275,903
Cash and cash equivalents at beginning of year	627,901		449,364
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$532,191		$725,267

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